DOR BioPharma, Inc.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BioPharma Reports Year End 2005 Financial Results
and Accomplishments

DOR Provides Guidance on Regulatory Filings on orBec®

Miami, FL. - March 30, 2006 - DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”) announced today its financial results for 2005.

Revenues for 2005 were $3,075,736 compared to $997,482 in 2004. The revenue in both years was due to the September 2004 $5.2 million grant award from the National Institute of Allergy and Infectious Diseases (NIAID) for RiVaxTM, which was increased to $6.4 million in May 2005. This increase was awarded based on a new renegotiated F&A rate with the NIH which may be used for overhead expenditures.

The Company’s net loss for 2005 was approximately $4.7 million, or $0.09 per share, compared to $6.3 million, or $0.16 per share for 2004. The improvement in the net loss was primarily related to the contribution from the gross profit for the NIAID grant. The contribution in 2005 was $1.0 million, compared to $60,000 in 2004. Research and development expenses for 2005 were approximately $3.7 million compared to $3.7 million in 2004. General and administrative expenses for 2005 were approximately $2.2 million compared to $2.3 million in 2004. In 2004 the Company had a preferred stock dividend that increased the loss by $0.5 million.

“2005 was a significant and transitional year for DOR,” stated Michael T. Sember, President and CEO. “We took careful steps with the FDA toward preparation and submission of our NDA for orBec®, now scheduled for submission in the middle of the second quarter to be followed closely by our MAA for the European territory. The analysis of the data is complete and the e-publishing process of the filing is underway. Our focus is on submitting a high-quality and cohesive NDA that showcases the value and significance of orBec® and to that end we are carefully taking the appropriate time to ensure its thorough assembly.”

Regarding orBec’s regulatory progress, Mr. Sember commented, “orBec® has demonstrated a strong and consistent mortality benefit with a 66% reduction in the risk of mortality in our Phase III trial versus placebo. This result is consistent with a 55% reduction in the risk of mortality from a previous Phase II trial of oral beclomethasone dipropionate. These data represent what we believe to be an extremely important outcome for patients suffering from iGVHD. We are hopeful that these data will be persuasive to the FDA and European regulatory authorities even though we missed our primary endpoint of median time to treatment failure at study day 50. As there is no approved therapy for iGVHD and there is a high mortality rate associated with it, we are optimistic about our chances for approval.”

Mr. Sember continued, “While we faced hard choices with regard to our AMEX listing, after consultation with many of our shareholders and Board of Directors, we came to the conclusion that, given our relatively low burn rate and upcoming NDA filing for orBec®, that the issuance of at least $6 million in equity in order to meet the minimum stockholders equity requirement to maintain our listing on AMEX would be too dilutive and create a concentration of ownership that could impair the company’s ability to enter into potential future transactions that maximize the value to existing stockholders and was therefore not in the best interests of stockholders. We believe that our stock is dramatically undervalued compared to other biotechnology companies in this stage of the drug development cycle; and as we achieve our milestones and further advance orBec® toward FDA approval, we believe that we will once again be in a position to address listing on a larger exchange. We have begun preparations and are planning for the commencement of trading on the OTC bulletin board in a short time. We believe the OTC bulletin board to be a fair, efficient, and comparable marketplace for our stock that will offer the same amount of liquidity that market participants had with AMEX.”

DOR’s 2005 Development Highlights:

•
In November 2005, DOR announced it had completed a feasibility study with DowpharmaSM contract manufacturing services, a business unit of The Dow Chemical Company (NYSE: DOW), focused on the expression of three recombinant heavy chain botulinum fragments used in the development of BT-VACC™, DOR’s proprietary mucosal botulinum vaccine.

•
In July, DOR announced that it achieved the important milestone of the completion of downstream process development and fermentation with its manufacturing partner Cambrex in the development and manufacture of RiVaxTM.

•	In July, DOR announced that it entered into a joint development agreement with DowpharmaSM for the development of BT-VACCTM, DOR’s oral vaccine against botulinum toxin poisoning.

•
In February, DOR announced that it had initiated a rational drug design program to identify oral, small molecule drugs to counter the deadly effects of botulinum toxin exposure through a collaboration with Blue Dolphin, LLC, a firm specializing in rational drug design.

•	In January, DOR and Cambrex BioSciences announced completion of an agreement for process development and large scale production of RiVaxTM, DOR’s vaccine against ricin toxin.

Recent 2006 Events:

•
In January 2006, DOR announced that it had entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital will buy up to $6.0 million of the Company’s common stock over a 15-month period.

•
In January, DOR announced positive new survival findings from a Phase II clinical trial of oral beclomethasone and a pivotal Phase III clinical trial of orBec®. In the Phase II trial, there were reductions in the risk of mortality of 55% and 43% at transplant day-200 and one year post-randomization among patients randomized to oral beclomethasone dipropionate, respectively.  The comparable survival data from the 129-patient Phase III pivotal trial were 66% and 51% reductions in the risk of mortality at transplant day-200 and one-year post-randomization among patients randomized to orBec®, respectively.

•
In January, DOR announced positive results of its Phase I clinical trial of RiVaxTM, which represented the first time a ricin toxin vaccine had ever been clinically tested in humans. Results from the trial demonstrated that RiVaxTM is safe and immunogenic after immunization with three monthly injections of vaccine, with volunteers developing antibodies against ricin toxin. The functional activity of the antibodies was confirmed by transferring serum samples from the vaccinated volunteers into mice, which then survived exposure to ricin toxin. Results of the study were published in the Proceedings of the National Academy of Sciences.

•
In January, DOR announced that DOR and its collaborators had successfully completed the second development milestone for its ricin vaccine, RiVax™, under the Challenge Grant previously awarded to DOR in September 2004 by NIAID, a unit of the National Institutes of Health.

About DOR BioPharma, Inc.

DOR BioPharma, Inc. is a biopharmaceutical company addressing life-threatening side effects of cancer and cancer treatments, serious gastrointestinal diseases and disorders, and biomedical countermeasures. Our lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally-acting corticosteroid being developed for the treatment of intestinal Graft-versus-Host disease (iGVHD), a common serious complication of bone marrow transplantation for cancer, as well as other GI disorders characterized by severe inflammation. We plan to file a new drug application (NDA) with the FDA for orBec® for the treatment of iGVHD by mid second quarter 2006.

Through our BioDefense Division, we are developing biomedical countermeasures pursuant to the paradigm established by the recently enacted Project BioShield Act of 2004. Our biodefense products in development are bioengineered vaccines designed to protect against the deadly effects of ricin toxin and botulinum toxin, both of which are considered serious bioterrorism threats. Our ricin toxin vaccine, RiVaxTM, has successfully completed a Phase I clinical trial in normal volunteers. We have also initiated a botulinum toxin therapeutic development program based on rational drug design.
[Missing Graphic Reference]
For further information regarding DOR BioPharma, please visit the Company's website located at http://www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of iGVHD and the prospects for regulatory filings for orBec®. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates", "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, that it will be able to maintain its listing on the American Stock Exchange (“AMEX”) by completing a transaction which will provide it with shareholders’ equity of at least $6 million, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for iGVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase III clinical study (i.e. a p-value of less than or equal to 0.05), the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR BioPharma expects or may never gain approval; DOR BioPharma is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. DOR BioPharma presently is involved in financing negotiations which could result in the issuance of a significant number of shares of its equity securities, thereby diluting the equity interests of present stockholders. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
(305) 534-3383
www.dorbiopharma.com